EMPLOYMENT AGREEMENT

BETWEEN

BCB COMMUNITY BANK AND AMER SALEEM

This Employment Agreement (the “Agreement”) is made effective as of the  30th day of July, 2013 (the “Effective Date”), by and between BCB Community Bank, a New Jersey chartered bank (the “Bank”), with its principal offices at Bayonne, New Jersey, and AMER SALEEM (“Executive”). Any reference to the “Company,” shall mean BCB Bancorp, Inc., or any successor thereto.

WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement; and

WHEREAS, the Bank desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the term of this Agreement, Executive agrees to serve as Chief Lending Officer of the Bank (the “Executive Position”), and will perform all duties and will have all powers associated with such position as set forth in the Job Description provided to Executive by the Bank and as may be set forth in the Bylaws of the Bank.  The Job Description is attached hereto as Exhibit A. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Bank, in conjunction with the Board of Directors of the Bank (“Board”).  During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

2.        TERM AND ANNUAL REVIEW

a. Term.  The term of this Agreement will begin as of the Effective Date and will continue for twelve (12) full calendar months thereafter.

b.  Annual Review.  On an annual basis, at least thirty (30) and not more than sixty (60) days prior to the end of the term of this Agreement, the compensation committee (the “Committee”) designated by the Board will conduct a comprehensive performance evaluation and review of Executive’s performance, and the results thereof will be included in the Minutes of the Board’s meeting.

c.  Continued Employment Following Expiration of Term.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

3.           PERFORMANCE OF DUTIES

During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.  Executive will present annually to the Board for its review and approval, a list of organizations in which Executive is participating or proposes to participate.  Such service to and participation in outside organizations will be presumed for these purposes to be for the benefit of the Bank, and the Bank will reimburse Executive his reasonable expenses associated therewith, to the extent Executive’s expenses are not reimbursed by such organizations.

4.           COMPENSATION AND REIMBURSEMENT

a.       Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive a salary of $175,000 for the term of this Agreement (“Base Salary”).  Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.

b.       Bonus and Incentive Compensation.  Executive shall be eligible to receive up to fifty (50%) percent of his Base Salary in a performance bonus for the term of this Agreement. Payment of a performance bonus, if applicable, shall be made no later March 15 of the calendar year immediately following the year in which the performance bonus was earned.  In addition, Executive may be entitled to participate in any other incentive compensation and bonus plans or arrangements of the Bank or the Company.  Any incentive compensation will be paid in cash in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Committee.  Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

c.       Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company or the Bank.  Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

d.       Health, Dental, Life and Disability Coverage.  The Bank shall provide Executive with life, medical, dental and disability coverage made available by the Bank to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage.

e.       Vacation and Leave.  Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a fiscal or calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

f.    Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 4(f) shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the expense was incurred.

5.           WORKING FACILITIES

Executive’s principal place of employment will be at such place as directed by the Board.  The Bank will provide Executive at his principal place of employment with a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.           TERMINATION AND TERMINATION PAY

Subject to Section 7 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.       Death.  Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Bank will continue to provide to Executive’s family, for one (1) year after Executive’s death, non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death.

b.       Retirement.  This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Bank in which he participates.  Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement.  For purposes of this Agreement, termination of Executive’s employment based on Retirement shall include termination of Executive’s employment by the Board for any reason after Executive attains the age of sixty-five (65) or in accordance with any retirement arrangement established by the Board with Executive’s consent.

c.           Disability.

(i)
Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and totally physical or mental impairment that restricts Executive from performing all the essential functions of normal employment.  A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input.  In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if any.

(ii)
In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement.  Upon Executive’s termination due to Disability, the Bank will cause to continue to provide to Executive life insurance and non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company or the Bank for Executive immediately prior to his termination for Disability.  This coverage shall cease upon the earlier of (i) three (3) years from the date of termination, or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the three (3) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less.

d.           Termination for Cause.

(i)          The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits.  Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	material act of dishonesty in performing Executive’s duties on behalf of the Bank;

(2)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(3)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the commercial banking industry);

(4)	breach of fiduciary duty involving personal profit;

(5)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(6)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;

(7)	material breach by Executive of any provision of this Agreement; or,

(8)	failure to satisfy the requirements set forth in the Executive’s Job Description.

(ii)                      Notwithstanding the foregoing, prior to a Change in Control, as that term is defined hereafter, Executive’s termination for Cause will not become effective unless the Board has delivered to Executive a copy of a notice of termination in accordance with Section 8(a) hereof.  Following a Change in Control, Executive shall not be deemed to have beenterminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board that Executive was guilty of the conduct described above andspecifying the particulars of such conduct.

e.           Voluntary Termination by Executive.  In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board.  Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination.  Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.

f.           Termination Without Cause or With Good Reason.

(i)           The Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  Any termination of Executive’s employment, other than Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)           In the event of termination under this Section 6(f), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to his Base Salary. Such payment shall be payable within thirty (30) days following Executive’s date of termination, and will be subject to applicable withholding taxes.

(iii)
In addition, the Bank will continue to provide to Executive, life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his termination.  Such life insurance coverage and non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) the end of the term of this Agreement, or (ii) with respect to each such coverage (e.g., life insurance, medical and/or dental coverage), the date on which such coverage is made available to the Executive through subsequent employment.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(1)	a failure to elect or reelect or to appoint or reappoint Executive to the Executive Position held on the Effective Date of this Agreement;

(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

(3)	a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not negatively affect the status of Executive;

(4)
a material reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law); or,

(5)	a material breach of this Agreement by the Bank.

g.           Termination and Board Membership.  To the extent Executive is a member of the board of directors of the Company, the Bank or any of their affiliates on the date of termination of employment with the Bank (other than a termination due to Retirement), Executive will resign from all of the boards of directors immediately following such termination of employment with the Bank.  Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination due to Retirement), and such resignation will not be conditioned upon any event or payment.

7.           CHANGE IN CONTROL

a.           Change in Control Defined.  For purposes of this Agreement, a “Change in Control” shall mean a change in the effective control of the Company or Bank, as described below.

(i)           A change in the effective control of the Company or Bank occurs on the date that (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing more than 50 percent of the total voting power of the stock of the Company or Bank, and (ii) a majority of the members of the Company’s or Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s or Bank’s board of directors prior to the date of the appointment or election.

b.           Change In Control Benefits.  Upon the occurrence of a Change in Control, the Bank shall pay Executive a lump-sum cash payment equal to three (3) times the sum of the average annualized Base Salary paid to Executive during the three (3) years prior to the Change in Control or such fewer number of years Executive has been employed with the Bank. Such payment shall be payable within thirty (30) days following the date of the Change in Control, and will be subject to all applicable withholding taxes.  Notwithstanding the foregoing, the cash payment made pursuant to this Section 7(b) shall be made in lieu of any cash payments that are subsequently triggered pursuant to Section 6(f)(ii) hereof.

c.           280G Cutback.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive that are contingent on a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (“Code”) or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G.  In the event a reduction is necessary, the cash severance payable pursuant to this Section 7 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under this Section 7 being non-deductible pursuant to Code Section 280G and subject to excise tax imposed under Code Section 4999.

           8.           NOTICE

a.           Notice of Termination.  A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.

b.           Date of Termination.  “Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if Executive terminates employment With Good Reason, thirty (30) days after a notice of termination is given, or (iii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

c.           Good Faith Resolution.  If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within twenty (20) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement.  During the twenty (20) days after receiving notice of termination and during the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the date of termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

           9.           POST-TERMINATION OBLIGATIONS/NON-COMPETE

a.           Non-Solicitation/Non-Compete.  Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with Bank (other than a termination of employment following a Change in Control), he shall not, without the written consent of Bank, either directly or indirectly:

(i)           solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank has business operations or has filed an application for regulatory    approval to establish an office;

(ii)           become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bankor any of their direct or indirect subsidiaries or affiliates, that: (i) has a headquarters within twenty-five (25) miles of any location(s) in which the Bank has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”) or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)           solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

b.           Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

c.           Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

d.           Reliance.  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

10.           SOURCE OF PAYMENTS/RELEASE

a.           All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

b.           Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payments or benefits under Section 6 of this Agreement unless and until Executive executes an unconditional release of any claims against the Company, the Bank, and their affiliates, including their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

11.           REQUIRED REGULATORY PROVISIONS

a.           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

b.           Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

c.           Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payments shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.

12.           NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

13.           ENTIRE AGREEMENT; MODIFICATION AND WAIVER

a.           This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties  under any agreement or plan entered into with or by the Bank pursuant to which Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.

b.           This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.

c.           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.           HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.           GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

17.           ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18.           INDEMNIFICATION

Insurance.  During the term of this Agreement, the Bank will provide Executive with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

19.           SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates set forth below.

BCB COMMUNITY BANK

August 13, 2013	By: /s/ Mark Hogan
Name: Mark Hogan
Title: Chairman of the Board

EXECUTIVE

August 13, 2013	By: /s/ Amer Saleem
Amer Saleem

BCB COMMUNUITY BANK

Job Description Summary

CHIEF LENDING OFFICER

Position Summary

Directs and coordinates all lending activities within the Bank.  Participates in strategic planning and the development of the Bank’s lending policies, procedures and goals.  Responsible for the Bank’s administrative management of loan functions.  Develops and implements consistent organizational policies and procedures.  Directs and monitors all lending operations, including commercial loans and consumer loans.

Key Areas of Responsibility

•
Communicates professionally with all employees to ensure positive and clear understanding of the Bank’s goals and direction.  Demonstrates effective leadership skills, creating a positive environment where employees thrive and the organization achieves desired results.

•	Participates in the Bank’s long and short term strategic planning.

•
Selects and provides for the continuing development of subordinate managers and staff.  Conducts periodic performance reviews and provides ongoing guidance, training and direction to managers in developing and implementing the Bank’s plans and objectives.  Promotes cost consciousness and fiscal responsibility.

•	Attends Loan Committee and Board of Directors meetings. Submits recommendations for approval.

•	Sets loan rates in conjunction with the Executive Management. Develops and Introduces new loan products. Monitors economic and competitive changes in the market place.

•	Reviews commercial credits, credit risk and approved loans. Coordinates third party loan review process. Review and approves loans for reclassification.

•	Keeps abreast of ongoing developments in the field of lending. Attends relevant seminars and training programs.

•	Interacts with Bank regulators, accountants, auditors and loan review representatives.

•	Ensures that the loan production budget is achieved in the most prudent and efficient manner to safeguard the assets of the institution.

•	Insure that Asset Quality is rated a “2” or better on the Bank’s annual safety and soundness exam.

•	Identify Loan portfolio risk for the Loan Committee.

•	Identify opportunities for the Bank to lead in our lending market.